Exhibit 99.2

BLACKROCK KELSO CAPITAL CORPORATION
AMENDED AND RESTATED AUTOMATIC DIVIDEND REINVESTMENT PLAN

TERMS AND CONDITIONS

Pursuant to this Automatic Dividend Reinvestment Plan (the "Plan") of BlackRock Kelso Capital Corporation (the "Company"), unless a holder (a "Shareholder") of the Company's shares of common stock, par value $0.001 per share (the "Common Shares"), otherwise elects and subject to the Reinvestment Condition described below, all dividends and distributions on such Shareholder's Common Shares will be automatically paid by the Company in the form of newly issued or treasury Common Shares to PNC Global Investment Servicing Inc. ("PGIS"), as agent for Shareholders in administering the Plan (the "Plan Agent").  Shareholders who elect not to participate in the Plan or, if the Reinvestment Condition is not met, all Shareholders will receive all dividends and other distributions in cash paid by check mailed directly to the Shareholder of record (or, if the Common Shares are held in street or other nominee name, then to such nominee) by PGIS as the Dividend Disbursing Agent.  Participants may elect not to participate in the Plan and to receive all dividends and distributions in cash by sending written instructions to PGIS, as the Dividend Disbursing Agent, at the address set forth below.  Participation in the Plan is completely voluntary and may be terminated or resumed at any time without penalty by written notice if received by the Plan Agent no later than the record date for the dividend or distribution involved; otherwise such termination or resumption will be effective with respect to any subsequently declared dividend or distribution.

The Plan Agent will open an account for each Shareholder under the Plan in the same name in which such Shareholder's Common Shares are registered.  Whenever the Company declares a dividend or a distribution (collectively referred to as "dividends"), if the Reinvestment Condition is not met, all Shareholders will receive the dividend payable in cash.  If the Reinvestment Condition is met, non-participants in the Plan will receive the dividend payable in cash and participants in the Plan will receive the dividend in newly issued or treasury Common Shares.  The number of shares to be paid to the Plan Agent for the participants’ accounts shall be determined as follows:  If the Company’s Common Shares are trading at or above net asset value at the time of valuation (the “Reinvestment Condition”), the Company will deliver to the Plan Agent newly issued or treasury Common Shares at a price equal to the greater of (i) the Company’s net asset value per Common Share on that date or (ii) 95% of the Company’s market price per Common Share on that date.  Solely for purposes of determining the net asset value of the Company’s Common Shares under the provisions of the Plan, the “time of valuation” shall be the date of payment of the dividend.

The Plan Agent will maintain all Shareholders' accounts in the Plan and furnish written confirmation of all transactions in the accounts, including information needed by Shareholders for tax records.  Common Shares in the account of each Plan participant will be held by the Plan Agent on behalf of the Plan participant.

In the case of Shareholders such as banks, brokers or nominees that hold Common Shares for others who are the beneficial owners, the Plan Agent will administer the Plan on the basis of the number of Common Shares certified from time to time by the record Shareholder and held for the account of beneficial owners who participate in the Plan.

There will be no brokerage charges with respect to Common Shares issued directly by the Company as a result of dividends or capital gains distributions payable either in Common Shares or in cash.

For the avoidance of doubt, no Common Shares will be issued under the Plan under any circumstance that may violate the Investment Company Act of 1940, as amended, or any rules issued thereunder.

VOTING

Each Shareholder proxy will include those Common Shares received pursuant to the Plan.  The Plan Agent will forward all proxy solicitation materials to participants and vote proxies for Common Shares held pursuant to the Plan in accordance with the instructions of the participants.

TAXATION

The automatic reinvestment of dividends will not relieve participants of any federal, state or local income tax that may be payable (or required to be withheld) on such dividends.

AMENDMENT OF THE PLAN

The Plan may be amended or terminated by the Company.  There is no direct service charge to participants in the Plan; however, the Company reserves the right to amend the Plan to include a service charge payable by the participants.  Notice will be provided to Plan participants of any amendments as soon as practicable after such action by the Company.

INQUIRIES REGARDING THE PLAN

All correspondence concerning the Plan should be directed to the Plan Agent at 301 Bellevue Parkway, Wilmington, DE  19809.

APPLICABLE LAW

These terms and conditions shall be governed by the laws of the State of New York without regard to its conflicts of laws provisions.

EXECUTION

To record the adoption of the Plan as of November 5, 2008, the Company has caused this Plan to be executed in the name and on behalf of the Company by a duly authorized officer.

By and on behalf of
BLACKROCK KELSO CAPITAL CORPORATION

/s/ Michael B. Lazar
By: Michael B. Lazar
Title: Chief Operating Officer

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